Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Chemical Financial Corporation for the registration of 7,437,754 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 2000, with respect to the consolidatd financial statements of Chemical Financial Corporation Incorporated, included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 26, 2000
Detroit, Michigan